Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com
October 27, 2010
Republic Services, Inc.
18500 N. Allied Way
Phoenix, AZ 85054
Re:	Registration Statement on Form S-8
Dear Ladies and Gentlemen:
     This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about October 27, 2010, relating to an aggregate amount of $40,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of Republic Services, Inc. (the “Company”) to pay deferred compensation in the future in accordance with the terms of the Republic Services, Inc. Deferred Compensation Plan (as amended and restated effective January 1, 2010) (the “Plan”).
     In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (as amended), the Amended and Restated By-laws of the Company, the Plan and such corporate records, certificates of public officials and other documentation as we deem necessary or appropriate. We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies. As to certain matters of fact (both expressed and implied), we have relied on representations, statements or certificates of officers of the Company.
     Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.
     Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp
Republic Services, Inc.
October 27, 2010

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the prospectus contained therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
     Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Deferred Compensation Obligations. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP